Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 22, 2006 in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-136273) and related Prospectus of Institutional REIT, Inc. for the registration of 340,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 22, 2006